Exhibit 10.37

July 29, 2020

F-Star Therapeutics, Ltd. (“F-Star”)

Eddeva B920

Babraham Research Campus

Cambridge CB22 3AT

UK

Re:	Equity Commitment

Ladies and Gentlemen:

Summary and Introduction

This commitment letter reflects our agreement to invest $         in F-Star, with the investment to close on the same day that F-Star becomes a publicly traded company by combining with a Nasdaq listed company. We understand that simultaneously with the execution of this commitment letter, F-Star, a private company, is signing an agreement to combine with a Nasdaq listed company. We further understand that after the combination, the F-Star management team will run the F-Star business as the Nasdaq listed public company, and that we, as investors in F-Star, will be issued shares of the combined Nasdaq listed company as a result. We note that this kind of business combination transaction is referred to as a “reverse merger” when the private and public companies are both U.S. entities. Since F-Star is a company registered under the laws of England and Wales, the transaction is structured as a “share exchange”, but the business outcome is same.

The business combination will require approval of the shareholders of the Nasdaq-listed company that F-Star will combine with, so the closing of both the investment that is contemplated by this commitment letter and the share exchange will occur only after such shareholder approval is obtained. Our investment will close immediately prior to the closing of the share exchange, and the issuance to us of shares of the Nasdaq-listed version of F-Star will be registered on Form S-4, so we will received so-called “unrestricted stock” when the financing and share exchange close. Our investment will not close if the share exchange is not approved by the Nasdaq-listed company shareholders, and in such a case no transfer of funds will be made.

Agreement

Reference is made to the Share Exchange Agreement dated as of the date hereof (as it may be amended from time to time, the “Share Exchange Agreement”), by and among Spring Bank Pharmaceuticals, Inc., a Delaware corporation (“PubCo”), F-Star Therapeutics, Ltd., a company registered in England and Wales (“F-Star”) and the F-Star equity holders listed on Schedule I of the Share Exchange Agreement (the “F-Star Holders”), pursuant to which the F-Star Holders shall exchange all of the capital stock of F-Star for shares of PubCo, with the result of F-Star becoming a wholly-owned subsidiary of PubCo (the “Share Exchange”). Capitalized terms used, but not defined herein, have the meanings ascribed to them in the Share Exchange Agreement.

This letter agreement is being delivered by the undersigned investor (the “Investor”) to F-Star in connection with the execution of the Share Exchange Agreement by PubCo, F-Star and the F-Star Holders. The Investor hereby confirms its irrevocable commitment, subject to the conditions set forth herein, to purchase, or cause a permitted assignee to purchase, immediately prior to the closing of the Share Exchange, ordinary shares of F-Star, par value £0.01 per share (“Shares”), having an aggregate purchase price equal to $         (the “Equity Commitment”), at a price per Share (the “Per Share Price”) equal to $35,000,000 (the “Agreed Pre-Money Valuation”) divided by the number of outstanding ordinary shares of F-Star, assuming the conversion of all outstanding preference shares and the exercise of all outstanding in-the-money options and warrants (the “Fully-Diluted F-Star Capitalization”), as of immediately prior to the closing of the Share Exchange. For illustrative purposes, the purchase price, if calculated based on the Fully-Diluted F-Star Capitalization as of the date hereof, would be $1.49, which equals $35,000,000 divided by 23,494,553 shares.    Accordingly, the Per Share Price represents a $35,000,000 pre-money valuation of F-Star (calculated using the treasury stock method).

The Shares to be purchased by the Investor are referred to herein as the “Investor Shares”. The Investor acknowledges that F-Star intends to issue Shares to other investors immediately prior to the Effective Time as part of this financing (the “Financing”) and that the Equity Commitment is a component of the Financing. F-Star hereby confirms its commitment, subject to the conditions herein, to enter into the Equity Purchase Document (defined below) and issue and sell to Investor in the Financing the Investor Shares for an amount equal to the Equity Commitment at the Per-Share Price immediately prior to the closing of the Share Exchange. In the event that F-Star agrees, prior to the closing of the Share Exchange, to sell additional ordinary shares in the Financing at a pre-money valuation lower than $35 million (the “Future Pre-Money Valuation”), then the Agreed Pre-Money Valuation for purposes of this letter agreement shall become the Future Pre-Money Valuation; provided however, for the avoidance of doubt, that the issuance of additional 2019 Loan Notes in an aggregate principal amount of up to $3 million, as permitted pursuant to Section 5.2(b) of the Share Exchange Agreement, and the conversion of such notes, shall not cause a change in the Agreed Pre-Money Valuation.

Simultaneously with the Financing, our outstanding convertible notes will be converted into ordinary shares at a 20% discount to the Per Share Price (which would be $1.19 per share if the Financing price is $1.49 per share, as in the illustration above). The convertible notes have an 8% per year interest rate, and the convertible notes are estimated to have an aggregate value (including interest accrued) of $15,182,072.

The Investor’s obligation to enter into the Equity Purchase Document and fund the Equity Commitment is subject only to (i) the execution and delivery of the Share Exchange Agreement; (ii) the conditions precedent to the Share Exchange being met or waived; and (iii) the terms of this letter agreement.

The Investor and F-Star hereby covenant to enter into a Subscription Agreement in the form of Exhibit A hereto (the “Equity Purchase Document”), which agreements shall (i) set forth the terms on which the Investor (or its successors or permitted assigns) shall purchase the Investor Shares for an amount equal to the Equity Commitment at the Per Share Price immediately prior to the closing of the Share Exchange, (ii) provide that upon the closing of the

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Share Exchange, the Investor Shares shall be sold to PubCo in consideration for such number of shares of PubCo common stock as is equal to the Exchange Ratio, rounded to the nearest whole share, pursuant to Section 1.4(a) of the Share Exchange Agreement (the “Public Shares”); (iii) provide that the issuance of the Public Shares to the Investor shall be registered on the Form S-4 filed pursuant to Section 6.1(a) of the Share Exchange Agreement; and (iv) include other customary terms and conditions; provided, that, in no event shall the obligation of the Investor to purchase the Investor Shares be conditioned by the completion by the Investor of its due diligence investigation with respect to the Equity Commitment.

The Investor represents and warrants that (i) it has the requisite power, capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (ii) this letter agreement has been duly and validly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor and is enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles whether considered in a proceeding in law or in equity); (iii) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary corporate, limited partnership or similar action by such party; (iv) the Investor has available, unrestricted cash (or the unrestricted right (subject only to the giving of any required notices) to obtain from its investors’ funds) sufficient to pay and perform in full its obligation under this letter agreement to pay the Equity Commitment, which funds shall remain available to the Investor for so long as this letter agreement shall remain in effect; (v) the Investor has received and reviewed (or has had sufficient opportunity to review) this letter agreement (including the forms of Equity Purchase Document attached hereto) with independent legal, accounting and financial advisors regarding the Investor’s rights and obligations and the Investor fully understands the terms and conditions contained, and the transactions provided for, herein and therein; and (vi) the Investor understands that, while the Investor Shares will be exchanged for the Public Shares as part of the closing of the Share Exchange that will immediately follow the purchase of the Investor Shares, the issuance of the Investor Shares pursuant to the Equity Purchase Document will be a private placement exempt from registration under Section 4(a)(2) and Regulation D under the Securities Act and that such exemption shall rely, in part, on the representations and warranties of the Investor included in the following paragraph of this letter agreement and the Equity Purchase Document.

The Investor further acknowledges and represents that (i) the Investor Shares will be “restricted securities” and will not, at the time of issuance, have been registered under the Securities Act or any applicable state securities law (though the Investor Shares will be exchanged for the Public Shares at the closing of the Share Exchange, which shall take place seconds after the purchase of the Investor Shares); (ii) the Investor is acquiring the Investor Shares as principal for its own account and not with a view to, or for, distributing or reselling the Investor Shares or any part thereof in violation of the Securities Act or any applicable state securities laws; (iii) the Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity; (iv) the Investor will acquire the Investor Shares in the ordinary course of its business; (v) the Investor is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, or an entity engaged in a business that would require it to be so registered as a broker-dealer; (vi) the

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Investor is, at the date hereof, an “accredited investor” as defined in Rule 501(a) under the Securities Act; (vii) the Investor will not be purchasing the Investor Shares as a result of any advertisement, article, notice or other communication regarding the Investor Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement; (viii) the Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Shares, and has so evaluated the merits and risks of such investment; (ix) the Investor is able to bear the economic risk of an investment in the Investor Shares and, at the present time, is able to afford a complete loss of such investment; (x) the Investor acknowledges that it has reviewed publicly available materials relating to F-Star and the PubCo and has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of F-Star and PubCo concerning the terms and conditions of the offering of the Investor Shares and the merits and risks of investing in the Investor Shares, (b) access to information about F-Star, PubCo and their subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that F-Star and PubCo possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; and (xi) the Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its commitment to acquire the Investor Shares.

The Investor acknowledges and agrees that PubCo may, on or after the date hereof, issue a press release disclosing the material terms of the transactions contemplated by this letter agreement and may, on or after the date hereof, file a Current Report on Form 8-K describing the terms of this letter agreement and including the press release and a copy of this letter agreement and form of the Equity Purchase Document, as exhibits thereto or a subsequent periodic report, with the SEC.

This letter agreement shall be binding solely on, and inure solely to the benefit of, each of the undersigned and their respective successors and permitted assigns. The Investor may not assign the Equity Commitment to any third party, provided, that the Investor may assign all or a portion of its obligations to fund the Equity Commitment to its affiliates or affiliated funds or, with the prior written consent of F-Star, to any third party (without consideration therefor); provided, however, that the Investor shall remain liable for the Equity Commitment.

The parties hereto agree that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that F-Star or the Investor, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree not to raise any objections to the remedies of specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this letter agreement, and to specifically enforce the terms and provisions of this letter agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Investor under this letter agreement.

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In the event that any suit or action is instituted with respect to this letter agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party in connection with any such suit or action, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby (i) irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event that any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement; (ii) agree that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agree that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

This letter agreement may not be amended or otherwise modified without the prior written consent of F-Star and the Investor. This letter agreement may be executed in counterparts.

This letter agreement shall expire upon the earlier of (1) December 31, 2020 or (2) the termination of the Share Exchange Agreement in accordance with its terms. Nothing in this paragraph shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this letter agreement, the Equity Purchase Document or the Share Exchange Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this letter agreement.

[Signature page follows]

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Sincerely,

[INVESTOR]

By:
Its:

By:
Name:
Title:

Accepted and agreed to as of the date first above written.

F-STAR THERAPEUTICS, LTD.

By:
Name:
Title:

EXHIBIT A

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of July [●], 2020 by and among F-Star Therapeutics Limited, a company registered in England and Wales with company number 11532458 (the “Company”), and each purchaser listed on Annex A hereto and a signatory hereto (each, including its successors and permitted assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. Each Purchaser, severally and not jointly, wishes to subscribe for and purchase, and the Company wishes to issue and sell to each Purchaser, upon the terms and conditions stated in this Agreement, that number of ordinary shares of £0.01 each in the capital of the Company (the “Ordinary Shares”), determined as set forth in Section 2.1(a) below (which aggregate number for all Purchasers shall collectively be referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Accounts” means the annual accounts of the Company and each of its Subsidiaries in respect of each financial year ending on or after December 31, 2018.

“Actual Subscription Amount” with respect to a Purchaser shall mean the amount set forth opposite such Purchaser’s name under the column “Actual Subscription Amount” on Annex A.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Assignee” means a person, company or entity who receives the transfer of property, title or rights from a contract.

“Assignor” means a person, company, or other entity who transfers rights that they hold to another entity.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“Claim” means any claim for breach of any Company Warranty.

“Closing” means the closing of the purchase by the Purchasers listed on Annex A hereto and sale by the Company of the Shares to such Purchasers pursuant to this Agreement on the Closing Date as provided in Section 2.1(a) hereof.

“Closing Date” means the date on which the conditions set forth in Sections 2.1, 2.2, 5.1 and 5.2 (other than those to be satisfied at the Closing) shall have been satisfied or waived or such earlier or later date as the parties hereto shall mutually agree.

“Commission” has the meaning set forth in Recital A.

“Company Counsel” means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Mills & Reeve LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company Warranties” means the warranties given by the Company to the Purchaser as set forth in Section 3.1.

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of Eliot Forster, Ph.D., Darlene Deptula-Hicks and John Fitzpatrick, including where such individuals would reasonably be expected to have such actual knowledge in the ordinary course of the performance of such individual’s employment or fiduciary capacity in relation to the Company, as applicable.

“Compliance Certificate” has the meaning set forth in Section 2.2(a)(i).

“Disclosure Document” has the meaning set forth in Section 6.19.

“Disclosure Schedules” has the meaning set forth in Section 3.2(a).

“Disqualification Event” has the meaning set forth in Section 3.1(j).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out Licenses.

“End Date” has the meaning set forth in the Share Exchange Agreement.

“Exchange” means the transaction whereby the Company, the Sellers and Spring Bank intend to effect a transaction whereby the Sellers contribute, transfer, assign and deliver all of the Ordinary Shares held by the Sellers, and all of their rights with respect to such Ordinary Shares, to Spring Bank, in exchange for Spring Bank Common Stock, resulting in the Company becoming a wholly-owned subsidiary of Spring Bank, in accordance with the terms and conditions set forth in the Share Exchange Agreement.

“F-Star Disclosure Schedule” has the meaning set forth in the Share Exchange Agreement.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, commission or authority or other body exercising similar powers or authority.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“IFRS” means International Financial Reporting Standards, as applied by the Company.

“Intellectual Property” means copyright, neighboring and related rights, database rights, trade and service marks, trade names, rights in logos and get-up, goodwill and the right to sue for passing off or unfair competition, inventions, domain names, confidential information, trade secrets and know-how, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same but excluding any standard “off the shelf” software products.

“IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary or used in the business of the Company and its Subsidiaries as presently conducted.

“Legal Requirement” means any national, federal, state, foreign, material local or municipal or other law, statute, directive, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” means any effect that, considered together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that effects from the following shall not be deemed to constitute (nor shall effects from any of the following be taken into account in determining whether there has occurred) a Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the United Kingdom, United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and its Subsidiaries operate; (ii) any failure by the Company or any of its Subsidiaries to meet any estimates or expectations of their development programs, internal projections or forecasts or third-party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement, the Share Exchange Agreement or the announcement, pendency or anticipated consummation of the Exchange; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event or any spread or worsening thereof, or any other effect that may be considered a force majeure event; (v) any changes (after the date hereof) in IFRS or GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on the Company or its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and its Subsidiaries operate; (vi) the taking of any action, or the failure to take any action, by the Company or any of its Subsidiaries, that is required to comply with the terms of this Agreement or the Share Exchange Agreement; (vii) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of the Company or any of its Subsidiaries or licensees in respect of the Company’s products or product candidates; (viii) any rejection or non-acceptance by a Governmental Body of a registration or filing by the Company relating to any IP Rights of the Company; or (ix) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of the Company’s product candidates.

“Out License” means any license or other agreement between Seller or any of its Affiliates and any Third Person pursuant to which Seller or any of its Affiliates grants to such Third Person an exclusive license or sublicense of, covenant not to sue under, or other similar rights under Product IP necessary for such Third Person to manufacture, use and commercialize a Product; provided, that Out Licenses shall exclude any agreement between Seller or any of its Affiliates and any Third Person pursuant to which Seller or any of its Affiliates grants to such Third Person a license or sublicense under the Product IP (a) to conduct research, or (b) on a non-exclusive basis in the ordinary course of business (e.g., manufacturing agreements, material transfer agreements and consulting agreements), that in all cases do not grant any rights to market, sell or commercialize a Product.

“Ordinary Shares” has the meaning set forth in Recital B.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

“Product IP” means Company IP relating to any or all of the products.

“Purchaser Majority” means the holders of 60% of the Shares.

“Purchase Price” means $● per Ordinary Share.

“Regulation D” has the meaning set forth in Recital A.

“Required Approvals” has the meaning set forth in Section 3.1(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(ii).

“Securities Act” has the meaning set forth in Recital A.

“Sellers” means the sellers listed on Schedule I to the Share Exchange Agreement.

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated May 7, 2019, a copy of which has been provided to each Purchaser (receipt of which each Purchaser hereby acknowledges).

“Share Exchange Agreement” means the Share Exchange Agreement to be entered into on or following the date of this Agreement, a copy of which has been provided to each Purchaser (receipt of which each Purchaser hereby acknowledges).

“Shares” has the meaning set forth in Recital B.

“Share Certificates” has the meaning set forth in Section 2.2(c)(ii).

“Spring Bank” means Spring Bank Pharmaceuticals, Inc., a Delaware corporation.

“Spring Bank Common Stock” means shares of common stock of Spring Bank, par value $0.0001.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns a controlling interest in share capital or similar interest and “Subsidiaries” shall be construed accordingly.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Third Person” means a Person other than Assignor or Assignee.

“Transaction Documents” means this Agreement, the Secretary’s Certificate and the Compliance Certificate.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing.

(a) Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser listed on Annex A hereto, as it may be amended, and each Purchaser listed on Annex A hereto, as it may be amended, shall, severally and not jointly, subscribe for and purchase from the Company, such number of Ordinary Shares equal to the quotient resulting from dividing (i) the Actual Subscription Amount for such Purchaser, as indicated opposite such Purchaser’s name on Annex A hereto, by (ii) the Purchase Price, rounded down to the nearest whole Ordinary Share (“Subscription Shares”).

(b) Closing. The Closing of the purchase and sale of the Shares shall take place at the offices of Company Counsel, One Financial Center, Boston, Massachusetts, on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

2.2 Closing Deliveries.

(a) On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser the following (the “Company Deliverables”):

(i) a certificate of the Company’s Secretary (the “Secretary’s Certificate”), dated as of the Closing Date, (A) certifying the resolutions adopted by the Company’s Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (B) certifying the current versions of the Company’s articles of association (as the same may have been amended between the date hereof and the Closing Date) and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(ii) a certificate (the “Compliance Certificate”), dated as of the Closing Date and signed by the Company’s Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b); and

(iii) a certificate evidencing the good standing of the Company issued by the Registrar of Companies, as of a recent date of the Closing Date.

(b) At least five days before the Closing Date, each Purchaser shall, as payment to the Company for the issue and sale by the Company to that Purchaser of the relevant Subscription Shares, deliver its Actual Subscription Amount in U.S. dollars and in immediately available funds by wire transfer to an account specified by the Company; provided that if the Closing or Exchange is not consummated by 5:00 p.m., New York City time, on the End Date, the Company shall have no obligation to issue or sell the Subscription Shares to a Purchaser and, upon request by a Purchaser, the Company shall, within one (1) Business day thereof, return the Actual Subscription Amount (in U.S. dollars and in immediately available funds by wire transfer) paid by such Purchaser to an account specified by such Purchaser.

(c) On the Closing Date, a meeting (which may be done by written resolution) of the Board of Directors, or a committee thereof with delegated authority from the Board of Directors, shall be held at which the Company shall:

(i) subject to receipt of each Purchaser’s Actual Subscription Amount in accordance with Section 2.2(b), issue to each Purchaser the Ordinary Shares listed against its name in Annex A credited as fully paid and enter its name in the Company’s register of members in respect thereof;

(ii) execute the Purchasers’ certificates in respect of their Ordinary Shares, free and clear of all restrictive and other legends except as provided in Section 4.1(b) hereof (the “Share Certificates”) which Share Certificates shall be held by the Company following the Closing, pending their cancellation by the Company upon closing of the Exchange. Upon closing of the Exchange, the Shares purchased pursuant to this Agreement will be treated as F-Star Shares (as defined in the Share Exchange Agreement), which will be converted into Spring Bank Common Stock in accordance with Section 1.4(a) of the Share Exchange Agreement;

(iii) pass any resolutions required to carry out the Company’s obligations under this Agreement; and

(iv) instruct the Company’s secretary to file all appropriate resolutions and forms with the Registrar of Companies within the prescribed time limits.

ARTICLE 3

WARRANTIES

3.1 Company Warranties. Subject to Section 3.2, the Company warrants to each of the Purchasers as follows:

(a) Authorization; Enforcement; Validity. The Company has the requisite corporate power under its articles of association to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been, or will be prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will, constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable Legal Requirements.

(b) No Conflicts. The Company is not in violation or default of any term of its constitutional documents, each as amended, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ, other than any such violation that would not have a Material Adverse Effect. The execution, delivery, and performance of and compliance with the Transaction Documents and the issuance and sale of the Shares pursuant to this Agreement will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

(c) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction

Documents (including the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Shares on Form D with the Commission under Regulation D, (iii) those that have been made or obtained prior to the date of this Agreement and (v) those required to effect the Exchange (collectively, the “Required Approvals”).

(d) Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and free and clear of all Encumbrances imposed or permitted by the Company, other than restrictions on transfer provided for in the Transaction Documents, articles of association of the Company, Shareholders’ Agreement or imposed by applicable securities laws, and save as contained in the articles of association of the Company and the Shareholders’ Agreement, shall not be subject to preemptive or similar rights.

(e) Additional Warranties. The Company’s warranties set forth in the Share Exchange Agreement in Section 2.1 (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-Contravention; Approvals), Section 2.4 (F-Star Financial Statements; No Undisclosed Liabilities), Section 2.5 (Absence of Certain Changes or Events), Section 2.6 (Taxes), Section 2.7 (Intellectual Property), Section 2.8 (Compliance with Legal Requirements), 2.9 (Legal Proceedings; Orders), Section 2.10 (Brokers’ and Finders’ Fees), Section 2.11 (Employee Benefit Plans), Section 2.12 (Title to Assets; Real Property), Section 2.13 (Environmental Matters), Section 2.14 (Labor Matters), Section 2.15 (F-Star Contracts), Section 2.16 (Books and Records), Section 2.17 (Insurance), Section 2.18 (Government Contracts), Section 2.19 (Interested Party Transactions), Section 2.20 (Disclosure; Company Information) and Section 2.21 (Ownership of Company Capital Stock) are hereby incorporated as warranties by reference and are qualified by (i) the disclosures in the F-Star Disclosure Schedule; and (ii) the qualifications and limitations contained in Section 3.2 of this Agreement, provided that for purposes of this Agreement any warranty as to the making available or delivery of documents to Spring Bank shall mean the making available or delivery of documents to each Purchaser.

(f) Certain Fees. Other than BTIG, LLC (“BTIG”) in its capacity as placement agent, no Person will have, as a result of the Company’s issuance of the Shares pursuant to the terms of this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company shall indemnify, pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(g) Private Placement. Assuming the accuracy of the warranties of the Purchasers contained in Section 3.3 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws. Assuming the accuracy of the Purchasers’ warranties set forth in Section 3.3 (without giving effect to any materiality qualifiers therein), neither the Company nor any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Company of the Shares as contemplated hereby.

(h) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing and the Exchange will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i) Foreign Corrupt Practices. Neither the Company, nor to the Company’s Knowledge, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(j) No Disqualification Events. The Company has exercised reasonable care, in accordance with Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s Knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(k) Share Exchange Agreement. When executed and delivered, the Share Exchange Agreement will be in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, of each party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. The Company has no reason to believe that the Exchange will not occur promptly following the consummation of the transactions contemplated by this Agreement.

3.2 Qualifications to the Company Warranties and Limitation on Claims

(a) Qualifications to the Company Warranties. Except with respect to Company Warranties 3.1(a) and 3.1(d), the Company Warranties are given to the Purchasers subject to the qualifications and limitations set out in this Section 3.2 and the matters set forth in the disclosure schedules delivered by the Company to the Purchasers prior to the execution of this Agreement (receipt of which each Purchaser hereby acknowledges) (the “Disclosure Schedules”), it being agreed that:

(i) although for ease of reference the exceptions and disclosures set forth in the Disclosure Schedules correspond to a particular section or subsection of the Company Warranties, such exceptions and disclosures shall be taken as qualifying all Company Warranties to which such exceptions and disclosures may reasonably be considered applicable;

(ii) the following shall be considered disclosed or deemed disclosed in relation to the Company Warranties and no Claim may be brought in relation to any matter disclosed by the following:

(A)    all matters contained in the Transaction Documents, the Share Exchange Agreement and the F-Star Disclosure Schedule;

(B)    any matter appearing on the files of the Company at Companies House as the same appeared on the Companies House website at www.direct.companieshouse.gov.uk on the date falling two Business Days prior to the date of this Agreement;

(C)    any matter appearing on public registers maintained by relevant intellectual property offices (including the UK Intellectual Property Office, European Patent Office, United States Patent and Trade Mark Office and WIPO);

(D)    any matter appearing on any register which relates to any of the properties owned, used or occupied by the Company and which is open to public inspection (including at HM Land Registry);

(E)    any matter or information disclosed, noted, referred to or provided for in the Accounts;

(F)    any matter contained in the memorandum and articles of association of the Company;

(G)    any matter which is or should be revealed by inspection of the statutory registers of the Company;

(H)    all the contents of the diligence materials or documents provided or made available to the Purchasers.

(iii) the inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

(b) Limitations on Claims.

(i) The limitations in this Section 3.2(b) shall not apply to any Claim which is the consequence of fraud, dishonesty, willful concealment or willful misrepresentation by or on behalf of the Company.

(ii) No Claim may be made against the Company unless written notice of such Claim is served on the Company giving full and specific details to enable the Company to identify the subject matter, nature and quantum of the Claim by no later than the Closing Date.

(iii) The aggregate liability of the Company in respect of all and any Claims shall be limited to an amount equal to the aggregate amount subscribed by the Purchasers pursuant to this Agreement.

(iv) The Company shall not be liable in respect of a Claim unless (a) the Company’s liability in respect of such Claim exceeds £5,000; and (b) the aggregate liability for all Claims exceeds £50,000, in which case the Company shall be liable for the entire amount and not merely the excess over that amount.

(v) No liability of the Company in respect of any breach of any Company Warranty shall arise if such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the date of this Agreement or by reason of any change to the practices of any applicable Tax authority occurring after the date of this Agreement.

(vi) The Company shall not be liable for any Claim if the alleged breach, which is the subject of the Claim, is capable of remedy and is remedied to the reasonable satisfaction of the Purchaser within 30 days of the date on which the notice in Section 3.2(b)(ii) is received by the Company.

(vii) The Purchasers shall not be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

(viii) Nothing in this Agreement shall prejudice each Purchaser’s duty under common law to mitigate any loss or liability which is the subject of a Claim.

(ix) The Purchasers agree among themselves that the following provisions shall apply in relation to the enforcement of any of the obligations of the Company owed to the Purchasers under this Agreement (the “Obligations”):

(A)

no claim in respect of any breach of the Obligations (including a Claim) shall be brought by any of the Purchasers without the prior written consent of the Purchaser Majority, provided that all Purchasers have been informed of the breach of the Obligations or proposed Claim and consulted prior to the Purchaser Majority’s decision being made;

(B)

the costs incurred by any Purchasers in bringing a claim in respect of any breach of the Obligations (including a Claim) shall be borne by all of the Purchasers proportionately to their holding of the Shares; and

(C)

the costs incurred by any Purchasers in bringing a claim in respect of any breach of the Obligations (including a Claim) shall be borne by all of the Purchasers proportionately to their holding of the Shares.

3.3 Warranties of the Purchasers. Each Purchaser hereby warrants severally and not jointly to the Company as follows:

(a) Requisite Power and Authority. Such Purchaser has all necessary power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out their provisions. All action on such Purchaser’s part required for the lawful execution and delivery of the Transaction Documents to which it is a party has been taken. Upon their execution and delivery, the Transaction Documents will be valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions may be limited by applicable Legal Requirements.

(b) Investment Representations. Such Purchaser understands that the Shares have not been registered under the Securities Act. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s warranties contained in this Agreement. Such Purchaser hereby warrants as follows:

(i) Purchaser Bears Economic Risk. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that the Company has no present intention of registering the Shares or any shares in its capital. Such Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

(ii) Acquisition for Own Account. Such Purchaser is acquiring the Shares for such Purchaser’s own account for investment only, and not with a view towards their distribution.

(iii) Purchaser Can Protect Its Interest. Such Purchaser warrants that by reason of its, or of its management’s, business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in the Transaction Documents. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(iv) Accredited Investor. Such Purchaser warrants that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(v) Company Information. Such Purchaser has received the applicable financial statements of the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company. Such Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(vi) Rule 144. Such Purchaser acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(vii) “Bad Actor” Matters. Such Purchaser hereby warrants that no Disqualification Events are applicable to such Purchaser or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable; provided, however, that with respect to Roche Finance Ltd, such warrantee shall not apply to any of its Rule 506(d) Related Parties. Such Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For the purposes of this Section 3.3(b)(vii), “Rule 506(d) Related Party” shall mean a Person that is a beneficial owner of Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

(viii) Residence. If such Purchaser is an individual, then such Purchaser resides in the state or province identified in the address of such Purchaser set forth on Annex A; if such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its investment decision was made is located at the address or addresses of such Purchaser set forth on Annex A.

(ix) Non-U.S. Investors. If such Purchaser is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended), or if such Purchaser is a U.S. subsidiary or Affiliate of a foreign parent company, (“Non-U.S. Purchaser”), such Purchaser hereby warrants that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of its proposed Ordinary Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such Ordinary Shares. Each Non-U.S. Purchaser further warrants that either (x) it does not now, nor will it after any Closing, hold 10% or greater, directly or indirectly, of the voting interest in the Company or (y) if it does or will, such Non-U.S. Purchaser shall notify the Company and shall provide such information as the Company may request to comply with U.S. state, federal, or local regulations. The Company’s offer and sale and Non-U.S. Purchaser’s subscription and payment for and continued beneficial ownership of its proposed Ordinary Shares will not violate any applicable securities or other laws of Non-U.S. Purchaser’s jurisdiction.

(c) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

(d) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase its Ordinary Shares pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of its Ordinary Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of its Ordinary Shares. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s warranties contained in the Transaction Documents (as qualified by this Agreement (including the Disclosure Schedules)).

(e) Reliance on Exemptions. Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire their Ordinary Shares.

(f) No Governmental Review. Such Purchaser understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor has any such authority passed upon or endorsed the merits of the offering of the Shares.

(g) FSMA Confirmation. Such Purchaser hereby confirms to the Company that it falls within one of the exemptions contained in the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, relating to the experience or wealth of such Purchaser (such as are contained in articles 19(5), 48 or 49(2) of such Order).

The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those warranties specifically set forth in this Article 3 and the Transaction Documents.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of the Transaction Documents, until the Shares are converted into Spring Bank Common Stock pursuant to Section 1.4(a) of the Share Exchange Agreement, each Purchaser covenants that its Ordinary Shares may be disposed of only:

(i) in accordance with the Company’s articles of association (from time to time) and the terms of the Shareholders’ Agreement; and

(ii) pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable laws (including state and federal securities laws). In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement or (ii) to the Company (where permitted by law), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Ordinary Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b) Legends. Share Certificates evidencing the Shares shall bear any legend as required by the “Blue Sky” laws of any state and a restrictive legend in substantially the following form until such time as they are not required under Section 4.1(c) (and a stock transfer order may be placed against transfer of the Share Certificates for the Shares):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition, if any Purchaser is an Affiliate of the Company, Share Certificates evidencing the Shares issued to such Purchaser shall bear a customary “affiliates” legend.

(c) Removal of Legends. Subject to the Company’s right to request an opinion of counsel as set forth in Section 4.1(a), the legend set forth in Section 4.1(b) above shall be removable and the Company shall issue or cause to be issued a Share Certificate without such legend or any other legend (except for any “affiliates” legend as set forth in Section 4.1(b)) to the holder of the applicable Shares upon which it is stamped, if (i) such Shares are registered for resale and resold pursuant to an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred in compliance with Rule 144 (if the transferor is not an Affiliate of the Company), including without limitation in compliance with the current public information requirements of Rule 144 if applicable to the Company at the time of such sale or transfer, and the holder and its broker have delivered customary documents reasonably requested by counsel to the Company in connection with such sale or transfer, or (iii) such Shares are eligible for sale under Rule 144 without the requirement that the Company be in compliance with the current public information requirements of Rule 144 and without other restriction and counsel to the Company has provided written confirmation of such eligibility to the Company. Any fees (with respect to the counsel to the Company or otherwise) associated with the removal of such legend shall be borne by the Company.

4.2 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Purchaser who requests a copy in writing promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), which, subject to the accuracy of the Company’s and the Purchaser’s warranties set forth herein, shall consist of the submission of all filings and reports relating to the offer and sale of the Shares pursuant to Rule 506 of Regulation D required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date, and shall provide evidence of any such action so taken to the Purchasers who request in writing such evidence.

4.3 No Integration. The Company has not and shall not, and shall use its commercially reasonable efforts to ensure that Spring Bank and the Affiliates of the Company and the Affiliates of Spring Bank shall not, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.

4.4 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares hereunder for general working capital.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Shares at the Closing. The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a) Warranties. The Company warranties are true and correct in all respects as of the date of this Agreement and are true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (i) for those warranties which address matters only as of a particular date (which warranties were so true and correct as of such particular date); (ii) if the Company delivers a Supplemental Disclosure Schedule at or immediately prior to Closing, providing updated disclosures in respect of the intervening period following signing; and (iii) where the failure of those warranties would not have a Material Adverse Effect (disregarding all materiality qualifiers included in such warranties).

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares at the Closing (except for the Required Approvals that may be obtained after the Closing), all of which shall be and remain so long as necessary in full force and effect.

(e) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(f) Exchange. Each of the conditions to the consummation of the Exchange set forth in the Share Exchange Agreement shall have been satisfied or waived (if permissible under applicable Legal Requirements) and the parties to the Share Exchange Agreement shall be ready, willing and able to consummate the Exchange immediately after the Closing on the terms and conditions set forth therein.

(g) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.17.

(h) Funding. The Actual Subscription Amount will have been released with respect to each other Purchaser in accordance with Section 2.2(b) or the Company shall have otherwise received proceeds in respect of the sale of the Shares equal to the aggregate of each Purchaser’s Actual Subscription Amount.

5.2 Conditions Precedent to the Obligations of the Company to sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to the Purchasers at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Warranties. The warranties made by such Purchaser in Section 3.3 hereof shall be true and correct in all material respects (except for those warranties which are qualified as to materiality, in which case such warranties shall be true and correct in all respects) as of the date of this Agreement, and as of the Closing Date as though made on and as of such date, except for warranties that speak as of a different specified date (which warranties shall have been so true and correct as of such specified date).

(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser on or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Exchange. Each of the conditions to the consummation of the Exchange set forth in the Share Exchange Agreement shall have been satisfied or waived (if permissible under applicable Legal Requirements) and the parties to the Share Exchange Agreement shall be ready, willing and able to consummate the Exchange immediately after the Closing on the terms and conditions set forth therein.

(e) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.17.

(f) Receipt of Funds. The Actual Subscription Amount with respect to each Purchaser shall have been received by the Company.

ARTICLE 6

MISCELLANEOUS

6.1 Fees and Expenses. The Company and the Purchasers shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

6.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter thereof and supersede all prior agreements, understandings, discussions warranties and representations, oral or written, with respect to such matters. Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or no) other than as expressly incorporated in this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether a party to this Agreement or not) and upon which it has relied in entering into this Agreement. Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement and the Transaction Documents in respect of a Claim shall be for breach of contract.

6.3 Further Assurance. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other (and shall negotiate, if required, in good faith) such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a .PDF format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.3 during the recipient’s normal business hours on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a .PDF format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.3 on a day that is not a Business Day or not during the recipient’s normal business hours on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) two Business Days after deposit with an internationally recognized expedited delivery services company, freight prepaid for delivery to a non-U.S. address, specifying next available Business Day delivery, with written verification of receipt. The address for such notices and communications shall be as follows:

If to the Company:	F-Star Therapeutics Limited
Eddeva B920 Babraham Research
Campus
Cambridge, United Kingdom CB22 AT
	Telephone No.:	+44-1223-497400
	E-Mail:	John.Fitzpatrick@f-star.com
	Attention:	General Counsel

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
One Financial Center
Boston, MA 02111
	Telephone No.:	(617) 542-6000
	Facsimile No.:	(617) 542-2241
	E-Mail:	wchicks@mintz.com
	Attn:	William Hicks

If to a Purchaser:	To the address set forth under such Purchaser’s name on its signature page hereof or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.5 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Purchasers hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares.

6.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof, or affect construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.7 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers (other than by Exchange or consolidation or to an entity which acquires the Company, including by way of acquiring all or substantially all of the Company’s assets). Any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Shares in compliance with the Transaction Documents and applicable Legal Requirements, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the Purchasers.

6.8 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in the immediately preceding Section 6.7, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.9 Governing Law and Jurisdiction. This Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this Agreement.

6.10 Survival. The warranties, including the Company Warranties, contained herein shall terminate at the Closing and only the agreements and covenants contained herein that by their terms survive the Closing shall survive the Closing in accordance with their terms.

6.11 Execution. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all the counterparts when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a .PDF format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .PDF signature page were an original thereof.

6.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor and achieves that same or substantially the same effect or result, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13 Replacement of Shares. If any Share Certificate evidencing any of the Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new Share Certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost Share Certificate indemnity. The applicants for a new Share Certificate under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Share Certificate. If a replacement Share Certificate evidencing any of the Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated Share Certificate as a condition precedent to any issuance of a replacement.

6.14 Remedies. Subject always to Section 6.2, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that irreparable damage may occur in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached and that monetary damages may not be adequate compensation for any loss incurred by the Purchasers, the Company by reason of any breach of any such provisions.

6.15 Adjustments in Share Numbers and Prices. In the event of any share split, subdivision, dividend or distribution payable in Ordinary Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Ordinary Shares), combination, recapitalization, merger, consolidation or other reorganization or similar event occurring after the date hereof, each reference in any Transaction Document to the Shares, a number of Ordinary, a price per Ordinary Share or the class or type of securities with respect to the Shares shall be deemed to be amended to appropriately account for such event.

6.16 Independent Nature of the Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Ordinary Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Purchasers has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser. The Company’s obligations to each Purchaser under this Agreement and the other Transaction Documents are identical to its obligations to each other Purchaser other than such differences resulting solely from the number of Ordinary Shares purchased by such Purchaser.

6.17 Termination. This Agreement may be terminated and the sale and purchase of the Shares abandoned (a) with respect to a particular Purchaser, at any time prior to the Closing, by mutual written consent of the Company and such Purchaser; (b) if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the End Date by any Purchaser (with respect to itself only), upon written notice to the Company; (c) if the Exchange has not been consummated on or prior to 5:00 p.m., New York City time, on the End Date by any Purchaser (with respect to itself only), or (d) by either the Company or any Purchaser (with respect to such Purchaser only) upon written notice to the other if consummation of the transactions contemplated hereby would violate any no appealable order, degree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 6.17 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 6.17 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the event of a termination pursuant to this Section 6.17, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section 6.17, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.

6.18 Waiver of Conflicts. Each Purchaser acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Each Purchaser understands that the Company has been represented in the preparation, negotiation and execution of this Agreement by Company Counsel and that Company Counsel now or may in the future represent one or more Purchasers or their Affiliates in matters unrelated to the transactions contemplated by this Agreement, including the representation of such Purchasers or their Affiliates in matters of a nature similar to those contemplated by this Agreement. The Company and each Purchaser hereby acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and hereby waives any conflict arising out of such representation solely with respect to the matters contemplated by this Agreement.

6.19 Public Announcement. The Company shall and shall require that Spring Bank, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Agreement, issue one or more press releases or, in the case of Spring Bank, file with the Commission a current report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Exchange, and any other material, non-public information that the Company or Spring Bank has provided to Purchaser at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s Knowledge, the Purchasers shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

F-STAR THERAPEUTICS LIMITED

By:
Name:	Eliot Forster, Ph.D
Title:	President and Chief Executive Officer

[Signature Page to Subscription Agreement]

PURCHASERS

[Subscription Agreement Signature Page]

ANNEX A

SCHEDULE OF PURCHASERS

Investment Syndicate	Actual Subscription Amount	Calculated Shares	Shares Purchased Rounded Down to Whole Shares